EXHIBIT 10.7

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is dated as of October 9th, 2026 (the “Effective Date”) and made between NWP BUILDING 20 LLC, a Massachusetts limited liability company (“Landlord”) and LEMAITRE VASCULAR, INC., a Delaware corporation (“Tenant”).

BACKGROUND

A.
Landlord and Tenant entered into a lease dated December 22, 2025 (the “Lease”) for premises containing approximately 9,700 rentable square feet being a portion of the second floor (the “Original Premises”) of the two-story building commonly known as 52-54 Third Avenue, Burlington, Massachusetts (the “Building”).
B.
Landlord and Tenant wish to extend the Term for an additional six (6) years from the current expiration date of December 31, 2030, to expire on December 31, 2036.
C.
Tenant desires, and Landlord has agreed, to enlarge the Original Premises by the addition of the entire rentable area of the first floor of the Building and the remaining rentable area of the second floor of the Building consisting of approximately 36,300 rentable square feet in total, substantially as shown on Exhibit A attached hereto (the “Expansion Premises”), such that the Premises shall consist of the entire Building containing a total of approximately 46,000 rentable square feet.
D.
The parties hereto now desire to amend the Lease to commemorate the six (6) year extension of the Term and the inclusion of the Expansion Premises, and to make certain changes to the Lease in connection with the same, as set forth hereinbelow.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Background; Capitalized Terms. The recitals set forth above are incorporated into and made a part of this First Amendment as if fully set forth herein. All undefined capitalized terms used herein shall have the same meaning given to such terms in the Lease.
2.
Extension of Lease Term. The Term of the Lease is hereby extended for a period of six (6) years commencing on January 1, 2031, and expiring on December 31, 2036 (the “Extended Term”). The Extended Term shall be on all the same terms, conditions and provisions contained in the Lease, as amended hereby. As of the Effective Date, The Expiration Date stated in Section 1.1 of the Lease, is hereby changed to December 31, 2036. Tenant acknowledges that it is currently in possession of the Original Premises and accepts them in their as-is condition without any representations or warranties by Landlord as to their condition or suitability for Tenant’s continued use and occupancy, and without any obligation on the part of Landlord to perform any work to prepare the Original Premises for Tenant’s use.

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3.
Expansion Premises. As of July 1, 2027 (the “Expansion Premises Commencement Date” ), the Original Premises shall be enlarged by the inclusion of the Expansion Premises, for a term commencing as of the Expansion Premises Commencement Date and running co-terminously with the Extended Term, expiring on December 31, 2036. The Expansion Premises are leased to Tenant on all the same terms and conditions of the Lease, except as otherwise set forth herein, and will be delivered to Tenant in “as-is” condition, broom clean and free and clear of the prior tenant and its personal property and equipment. Landlord makes no representations or warranties as to the condition of the Expansion Premises or their suitability for Tenant’s use and occupancy. As of the Expansion Premises Commencement Date all references in the Lease to “Premises” shall mean the entire Building, comprised of the Original Premises and the Expansion Premises.
4.
Fixed Rent for the Original Premises. Tenant shall continue to pay Fixed Rent for the Original Premises in the amounts set forth in the Lease through the day before the commencement of the Extended Term. From and after the commencement of the Extended Term, Tenant shall pay Fixed Rent for the Original Premises in the amounts set forth below, at the same time and in the manner as set forth in Section 4.1 of the Lease for payment of Fixed Rent:

PERIOD	ANNUAL FIXED RENT RATE	MONTHLY FIXED RENT RATE
1/1/31 – 12/31/31	$261,900.00	$21,825.00
1/1/32 – 12/31/32	$271,596.00	$22,633.00
1/1/33 – 12/31/33	$281,304.00	$23,442.00
1/1/34 – 12/31/34	$291,000.00	$24,250.00
1/1/35 – 12/31/35	$300,700.00	$25,058.00
1/1/36 – 12/31/36	$310,400.00	$25,867.00

In addition, effective as of the date of this First Amendment, the typos contained in the Annual Fixed Rent and Monthly Fixed Rent tables in the Lease with regard to the Original Premises are hereby corrected by replacing the dates “12/31/2020” with “12/31/2029”.

5.
Fixed Rent for the Expansion Premises. Commencing as of January 1, 2028, Tenant shall pay Fixed Rent to Landlord for the Expansion Premises in the amounts set forth below, at the same time and in the manner as set forth in Section 4.1 of the Lease for payment of Fixed Rent:

PERIOD	ANNUAL FIXED RENT RATE	MONTHLY FIXED RENT RATE
7/1/27 – 12/31/27	$0.00	$0.00
1/1/28 – 6/30/29	$726,000.00 (annualized)	$60,500.00
7/1/29 – 6/30/30	$762,300.00	$63,525.00
7/1/30 – 6/30/31	$798,600.00	$66,550.00
7/1/31 – 6/30/32	$834,900.00	$69,575.00
7/1/32 – 6/30/33	$871,200.00	$72,600.00
7/1/33 – 6/30/34	$907,500.00	$75,625.00
7/1/34 – 6/30/35	$943,800.00	$78,650.00

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7/1/35 – 6/30/36	$980,100.00	$81,675.00
7/1/36 – 12/31/36	$1,016,400.00 (annualized)	$84,700.00

6.
Security and Restoration Deposit. Pursuant to the terms of the Lease, Landlord is currently holding a Security and Restoration Deposit in the amount of $20,000.00. Effective as of the Effective Date, Section 1.1 of the Lease is amended such that the Security and Restoration Deposit shall be $50,000.00. Tenant shall, on or before the Expansion Premises Commencement Date, deliver to Landlord an additional $30,000.00 so that Landlord shall be in possession of the full Security and Restoration Deposit, as increased herein.
7.
Operating Costs and Taxes. Commencing as of the Expansion Premises Commencement Date, Tenant shall pay to Landlord, as Additional Rent, Operating Costs and Taxes with respect to the entire Premises (i.e., the Original Premises and the Expansion Premises, inclusive) in accordance with the terms of the Lease.
8.
Utilities. As of the Expansion Premises Commencement Date Tenant shall ensure that all gas and electricity furnished or consumed on the Premises shall be separately metered and paid for directly by Tenant to the applicable public utility company.
9.
Extension Options. Effective as of the Effective Date, the Lease is amended by inserting the following as Section 2.4 to the Lease:

“2.4 Extension Options. (a) Tenant shall have two options (each an “Extension Option”) to extend the Term of the Lease for two additional periods of five (5) years each (each an "Extended Term"), each such Extended Term to begin immediately upon the expiration of the then-current Term of the Lease, provided that each of the following conditions has been satisfied:

(i) As of the date of an Extension Notice (defined below) and as of the commencement of the applicable Extended Term, Tenant (a) shall not then be in default, and (b) shall not have previously been in default of its obligations under the Lease beyond any applicable grace period;

(ii) As of the date of the Extension Notice and also immediately prior to the commencement of the applicable Extended Term, Tenant shall have a net worth not less than Tenant’s net worth as of the Effective Date of this First Amendment; and

(iii) Simultaneously with the delivery of any Extension Notice, Tenant shall have delivered to Landlord an audited statement, prepared by Tenant’s accountant using generally accepted accounting principles, evidencing Tenant’s such net worth as of the date of the Extension Notice, and further, as of the date that is five (5) days prior to the commencement of the applicable Extended Term,

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Tenant shall have delivered to Landlord an additional audited statement from Tenant’s accountant evidencing that Tenant’s net worth has remained unchanged as of such date. The requirements of the preceding sentence shall not apply so long as Tenant is a publicly traded company and such information is available in public filings that are readily accessible on the internet.

If the above conditions have not been satisfied, then the Extension Option shall be void and the Extension Notice previously sent by Tenant shall be nullified and of no effect. Notwithstanding anything to the contrary contained herein, Landlord hereby reserves the right, in its sole and absolute discretion, to waive any condition set forth in clauses (i), (ii), and (iii) of this Section 2.4. No such waiver shall be effective unless communicated by Landlord to Tenant in writing and shall be used for the sole purpose of giving effect to the Extension Option and no other purpose.

(b) All of the terms, covenants and provisions of the Lease shall apply to each Extended Term except that the Annual Fixed Rent Rate for the applicable Extended Term shall be the then fair-market rental rate for comparable space in comparable buildings in the Burlington, Massachusetts market (the "Fair Market Rate") as of the commencement of the applicable Extended Term but in no event less than the Annual Fixed Rent Rate in effect immediately prior to the commencement of the applicable Extended Term. If Tenant shall elect to exercise the aforesaid option, it shall do so by giving Landlord written notice (the “Extension Notice”) of its election not earlier than eighteen (18) and not later than twelve (12) months prior to the expiration of the then-current Term of the Lease, time being of the essence thereof. If Tenant timely and properly gives such notice and satisfies the conditions specified above, the extension of the Lease shall be automatically effected without the execution of any additional documents. Tenant’s Extension Option pursuant to this Section 2.4 is personal to the initial named Tenant, LeMaitre Vascular, Inc., and may not be assigned under any circumstances. The Original Term and the Extended Term are hereinafter collectively sometimes called the "Term" or the “term”.

(c) Not later than thirty (30) days following Landlord’s receipt of the Extension Notice, Landlord shall notify Tenant of Landlord’s determination of the Fair Market Rate for the applicable Extended Term. Within fifteen (15) days after Landlord gives Tenant Landlord’s proposal for Fair Market Rate, Tenant shall notify Landlord whether Tenant accepts or disputes such rate. If Tenant disagrees with Landlord’s designation, Landlord and Tenant shall commence negotiations to agree upon the Fair Market Rate. In any event, the Annual Fixed Rent Rate for the Extended Term shall not be less than the Annual Fixed Rent Rate in effect immediately prior to the commencement of the Extended Term. If Landlord and Tenant are unable to reach agreement on the Fair Market Rate within thirty (30) days after the date on which Landlord first gave Tenant Landlord’s proposal for the Fair Market Rate, then the Fair Market Rate shall be determined as provided below.

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(d) If Landlord and Tenant are unable to agree on the Fair Market Rate within said thirty (30) day period, then within five (5) days thereafter, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Fair Market Rate. If the higher of such estimates is not more than one hundred five percent (105%) of the other estimate, then the Fair Market Rate shall be the average of the two estimates. If the matter is not resolved by the exchange of estimates, then Fair Market Rate shall be determined by an independent arbitrator as set forth below.

(e) Within seven (7) days after the exchange of estimates, the parties shall select, as an arbitrator, a mutually acceptable commercial real estate broker or appraiser licensed in the Commonwealth of Massachusetts specializing in the field of commercial leasing in the Burlington, Massachusetts area, having no less than ten (10) years' experience (an “Approved Arbitrator”). If the parties cannot agree on such person, then within a second period of seven (7) days, each shall select one Approved Arbitrator and the two appointed Arbitrators shall, within five (5) days, select a third Approved Arbitrator who shall be the final decision-maker (the “Final Arbitrator”). If one party shall fail to timely make such appointment, then the person chosen by the other party shall be the sole arbitrator. Once the Final Arbitrator has been selected as provided for above, then, as soon thereafter as practicable, but in any case within fourteen (14) days after his or her appointment, the arbitrator shall determine the Fair Market Rate by selecting either the Landlord’s estimate of Fair Market Rate or the Tenant’s estimate of Fair Market Rate. Such arbitrator must choose the proposed Fair Market Rate that he/she determines is closest to the actual market rental rate for the Premises. There shall be no discovery or similar proceedings. The arbitrator’s decision as to which estimate shall be the Fair Market Rate for the Extended Term (or with respect to any expansion space, as applicable) shall be rendered in writing to both Landlord and Tenant and shall be final and binding upon them and shall be the Annual Fixed Rent Rate for the Extended Term. The costs of the Final Arbitrator will be equally divided between Landlord and Tenant. Any fees of any counsel engaged by Landlord or Tenant, however, shall be borne by the party that retained such counsel.

(f) Once the Fair Market Rate has been determined, the parties shall promptly execute an amendment to the Lease setting forth the Fixed Rent for the Premises during the Extended Term. For any part of the Extended Term during which the Fixed Rent Rate is in dispute, or has not yet been finally determined, Tenant shall make payments to Landlord on account of Fixed Rent at the rate per square foot of Rentable Floor Area of the Premises last paid under the Lease. The parties shall adjust for any underpayments upon final determination of such rent.

(g) With respect to any assignment or subletting during the Original Term of the Lease, such assignment shall not include any option granted to Tenant to extend the Term, and such sublease shall be for a term expiring no later than the Expiration Date.”

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In connection with the foregoing Extension Options, Section 6.2.1 of the Lease is amended such that with respect to any assignment or subletting during the Term of the Lease, such assignment shall not include any option granted to Tenant to extend the Term, and such sublease shall be for a term expiring no later than the Expiration Date as set forth in this First Amendment.

10.
Tenant’s Right of First Offer. Effective as of the Effective Date, Section 2.3 of the Lease (Right of First Offer) is hereby deleted in its entirety.
11.
Single Tenant Building Items. Effective as of the Expansion Premises Commencement Date, Tenant shall be the only tenant in the Building. As a consequence, as of the Expansion Premises Commencement Date:
(a)
All references which are applicable to a multi-tenant building in the Lease (including but not limited to references to common lobbies, stairways, hallways, and Common Areas of the Building, and references to other tenant(s) of the Building), are deemed inapplicable.
(b)
Tenant shall be solely responsible, at Tenant’s sole expense, for providing cleaning and janitorial services to all portions of the Premises in a first-class manner consistent with cleaning standards generally prevailing in the area (and Landlord shall no obligation to provide any cleaning or janitorial services to any portion of the Building).
(c)
Tenant, at its sole cost and expense, shall have the right to place, and have sole use of, a Park-standard sized dumpster to serve the Premises. Such dumpster shall be in a location mutually acceptable to the parties that is proximate to the Building. In conjunction therewith, Tenant shall be responsible, at Tenant’s sole cost and expense and pursuant to the terms of the Lease (including but not limited to Section 6.2.5), for installing a Park-standard fence enclosure around such dumpster.
(d)
Tenant shall have sole use of the loading dock serving the Building.
12.
Amendment of Certain Lease Terms. Effective as of the Expansion Premises Commencement Date, Section 1.1 of the Lease shall be amended as follows:

a.
The definition of “Premises” shall be deleted and the following substituted in its place:

“Premises: The entire Building, substantially as shown on Exhibit A attached hereto.”

b.
The definition of “Rentable Floor Area of Premises” shall be deleted and the following substituted in its place:

“Rentable Floor Area
of Premises: Approximately 46,000 rentable square feet.”

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c.
The definition of “Tenant’s Percentage” shall be deleted and the following substituted in its place:

“Tenant’s Percentage: The ratio of the Rentable Floor Area of the Premises to the rentable floor area of the entire Building, which is 100%.”

d.
The definition of “Permitted Uses” shall be deleted and the following substituted in its place:

“Permitted Uses: General office, research and development, light manufacturing, production and warehouse.”

13.
Lease Exhibit. As of the Expansion Premises Commencement Date, Exhibit A attached hereto showing the both the Original Premises and the Expansion Premises shall replace the existing Exhibit A to the Lease.
14.
Parking. As of the Expansion Premises Commencement Date, the number “31” in the third paragraph of Section 2.1 shall be deleted and replaced by the number “161”, it being agreed that, as of such date, Tenant shall be permitted to use up to 161 parking spaces in the parking area serving the Building.
15.
Signage. Landlord, and Landlord’s expense, shall install Tenant’s name on the exterior blue monument sign serving the Building’s 52 Third Avenue entrance following the Expansion Premises Commencement Date. In addition, provided Tenant has first obtained any and all approvals from the Town of Burlington, Tenant shall have the right to install an identification sign (the “Exterior Sign”) on the north face of the Building’s exterior (facing the lower parking lot), it being agreed that all aspects of the Exterior Sign (including but not limited to size, exact location and design) must first be approved by Landlord, and such sign must be in compliance with the Landlord’s sign policy for the Park. The Exterior Sign is subject to and must comply with applicable by-laws, building codes, requirements and zoning ordinances of the Town of Burlington. Tenant shall remove the Exterior Sign upon the expiration or earlier termination of this Lease in accordance with the terms and conditions of this Lease, including but not limited to repairing any damage caused by such removal. Tenant shall be solely responsible for all costs associated with the Exterior Sign, including but not limited to the costs of installation, maintenance and removal.
16.
Brokerage. Tenant represents to Landlord it has dealt with no broker in connection with this First Amendment and in the event of any claims for commissions against Landlord by any brokers predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold harmless Landlord against any such claims.

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17.
Good Standing. Tenant represents and warrants to Landlord that, to the best of Tenant’s actual knowledge, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, (b) Tenant has no claims, defenses, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and (c) all allowances provided to Tenant, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect thereto or to the construction of the Premises.
18.
Authority. Landlord and Tenant each represent, as to itself, (a) that it is validly existing and in good standing in the state where it was organized, and in good standing in the Commonwealth of Massachusetts; (b) that it has the authority and capacity to enter into this Amendment and perform all of its obligations hereunder; (c) that all necessary action has been taken in order to authorize it to enter into and perform all of its obligations hereunder; (d) that the person executing this First Amendment on its behalf is duly authorized to do so
19.
Entire Agreement. This First Amendment contains the entire agreement of the parties regarding the subject matter hereof. There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among them, relating to this subject matter, other than as set forth herein.
20.
Choice of Law. This Amendment shall be construed under the laws of the Commonwealth of Massachusetts and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
21.
Execution. This First Amendment shall not be valid and binding until executed and delivered by Landlord, and may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. Any facsimile or other electronic transmittal of original signature versions of this First Amendment shall be considered to have the same legal effect as execution and delivery of the original document and shall be treated in all manner and respects as the original document. The parties agree that execution of this First Amendment by means of an electronic execution method, such as DocuSign, is acceptable and shall be valid and binding, having the same legal effect as execution with wet ink signatures, and shall be treated in all respects as the original document.
22.
Ratification. As amended hereby, the Lease is ratified and confirmed in all respects and shall continue in full force and effect, and from and after the date of this First Amendment all references to the “Lease” shall mean the Lease, as amended by this First Amendment.

Signatures appear on the following page

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Executed as a Massachusetts instrument under seal as of the Effective Date.

LANDLORD:

NWP BUILDING 20 LLC,

a Massachusetts limited liability company

By: NDC Asset Manager LLC,

a Massachusetts limited liability company, its Manager

By: /s/ Crosby Nordblom
Name: Crosby Nordblom
Title: Manager

By: /s/ Todd S. Nordblom
Name: Todd S. Nordblom
Title: Manager

TENANT:

LEMAITRE VASCULAR, INC.,
a Delaware corporation

By: /s/ George W. LeMaitre
Name: George W. LeMaitre
Title: Chairman & CEO

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EXHIBIT A

PLAN SHOWING THE ORIGINAL PREMISES AND EXPANSION PREMISES

Notes

FIRST FLOOR PLAN 1

Project:

AIM Mutual

Client:

Project #:

Scale:

Issue:	Date:

Revisions:	Date:

Drawing Title:

First Floor Plan

Sheet Number:

A.101

MAUGEL ARCHITECTS INC

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Notes:

SECOND FLOOR PLAN 1

Project:
AIM Mutual

[illegible] Third Avenue
[illegible], MA [illegible]

Client:
[illegible]
[illegible] Third Avenue
[illegible], MA [illegible]
Tel: [illegible]

Project #: [illegible]

Scale: As Noted

Issue:	Date:
[illegible]	[illegible]

Revisions:	Date:
[illegible]	[illegible]

Drawing Title:
Second Floor Plan

Sheet Number:
A.102

MAUGEL ARCHITECTS INC

[illegible]

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